Exhibit 33.1.5

[Letterhead of PHH Mortgage]

REPORT ON ASSESSMENT OF COMPLIANCE WITH REGULATION AB SERVICING CRITERIA

PHH Mortgage Corporation (the “Asserting Party”) is responsible for assessing compliance as of December 31, 2006 and for the period from January 1, 2006 through December 31, 2006 (the “Reporting Period”) with the servicing criteria set forth in Section 229.1122(d) of the Code of Federal Regulations (the “CFR”), except for criteria set forth in Section 229.1122(d)(3)(i)(c), (d)(4)(ii), (d)(1)(iii) of the CFR, which the Asserting Party has concluded are not applicable to the servicing activities it performs with respect to the transaction covered by this report (the “Applicable Servicing Criteria”). The criteria set forth in Section 229.1122(d)(4)(vii) and (d)(4)(xi) of the CFR are performed by outsource providers on behalf of the Asserting Party; however, the Asserting Party has monitored the outsourcing of these criteria and assumes responsibility for compliance. The transactions covered by this report include all non-agency loan sale agreements executed after January 1, 2006 as well as all re-securitization transaction after January 1, 2006 for which the Asserting Party served as servicer (the “Platform”).

The Asserting Party has assessed its compliance with the Servicing Criteria as of December 31, 2006 and for the Reporting Period and has concluded that the Asserting Party has compiled, in all material respects, with the Servicing Criteria with respect to the Platform taken as a whole except for as discussed below:

Standard	Description
1122(d)(1)(i)	The Company has not instituted policies and procedures to specifically monitor performance or other triggers or events of default stated in the transaction agreements
1122(d)(1)(iv)

During the months of July, August, and September, the Company’s minimum coverage requirement exceeded its $160 million fidelity bond by amounts ranging approximately $1.3 million. Effective September 27, 2006, the Company’s fidelity bond was increased to $170 million

1122(d)(3)(i)(A)	The Company did not maintain or provide one of the monthly reports stated in the transaction agreements during the year
1122(d)(3)(i)(D)	The Company did not perform procedures to agree the unpaid principal balance and number of loans serviced by the Company with that of the investors or trustees

Deloitte & Touch, an independent registered public accounting firm, has issued an attestation report on the assessment of compliance with the Servicing Criteria for the Reporting Period as set forth in this assertion.

PHH Mortgage Corporation

Date: February 28, 2007

__/s/_Terence W. Edwards____________

Terence W. Edwards

President and Chief Executive Officer

__

__/s/_Mark Danahy___________________

Mark Danahy

Senior Vice President and Chief Financial Officer

__/s/ Martin L. Foster______________

Martin L. Foster

Senior Vice President – Loan Servicing